EXHIBIT 23.2

CONSENT OF COUNSEL

We hereby consent to use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP